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                                                                    EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

Piedmont Natural Gas Company, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement No. 2-67478 of Piedmont Natural Gas Company, Inc., on Form S-8; in Post-Effective Amendment No. 2 to Registration Statement No. 33-3815 of Piedmont Natural Gas Company, Inc., on Form S-8; in Registration Statement No. 333-01855 of Piedmont Natural Gas Company, Inc., on Form S-3; in Amendment No. 1 to Registration Statement No. 33-59369 of Piedmont Natural Gas Company, Inc., on Form S-3; and in Registration Statement No. 33-61093 of Piedmont Natural Gas Company, Inc., on Form S-8 of our report dated December 20, 1996, appearing in this Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc., for the year ended October 31, 1996.




/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 24, 1997